Exhibit 10.1

[CHEVRON LOGO]                                  North America Upstream
                                                Gulf of Mexico Land Division
                                                935 Gravier Street
                                                New Orleans, LA 70112
                                                Tel 504-592-6751
                                                Fax 504-592-7110



September 5, 2007



Ridgewood Energy Corporation                    Marlin Coastal, L.L.C.
11700 Old Katy Road,                            3861 Ambassador Caffery Parkway,
Suite 280                                       Suite 600
Houston TX, 77079                               Lafayette, LA 70503
Attention: Mr. W. Greg Tabor                    Attention: Mike Lipari

Helis Oil and Gas Company, LLC                  Houston Energy, L.P.
228 St. Charles Ave.                            1415 Louisiana Street
Suite 912                                       Suite 2400
New Orleans, LA 70130                           Houston, TX 77002
Attention: Doug St. Clair                       Attention: Allen Wihite


Participation Agreement
El Toro Prospect
---------------------------------------
West Cameron Block 57 OCS-G 21534 No. 3
Offshore, Gulf of Mexico

Gentlemen:

This Participation Agreement ("PA"), when executed by each of the Parties hereto, being Chevron Midcontinent, L.P., formerly named Pure Resources, L.P. ("Pure"), Marlin Coastal, L.L.C. ("Marlin"), Helis Oil and Gas Company, LLC ("Helis"), Houston Energy, L.P. ("Houston Energy"), hereinafter Pure, Marlin, Helis and Houston Energy being referred as the "Co-owners", and Ridgewood Energy Corporation ("Ridgewood"), all inclusive parties sometimes hereinafter referred to as the "Parties", will evidence the agreement between the Parties to explore, develop and operate certain rights in the "Contract Area", as defined below. The Parties hereby agree to the following terms and conditions:

1. CONTRACT AREA. The Contract Area is the leasehold acreage that covers the following described property:

          West Cameron Block 57 (OCS-G 21534) as said lease covers depths from the surface of the earth down to the base of the CrisR-2 sand at a depth of 15,500' vertical sub-sea or to the base of the stratigraphic equivalent of the CrisR-2 sand, as seen in the Stone West Cameron Block 45 OCS-299 #20 By-Pass-1, whichever is the deeper but limited to the following acreage aliquots, hereinafter referred to as the "Contract Area".

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                              Ridgewood El Toro PA
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          N/2 NW/4 SW/4; S/2 SW/4 NW/4; NE/4 SW/4 NW/4; SW/4 SE/4 NW/4;
          -------------------------------------------------------------
          SW/4 NW/4 NE/4; S/2 NE/4 NW/4; SE/4 NW/4 NW/4; N/2 SE/4 NW/4;
          -------------------------------------------------------------

The Co-owners' leasehold and that certain Joint Operating Agreement between IP Petroleum Company, Inc., as Operator, and The William G. Helis Company, L.L.C., et al, as Non-Operators, covering West Cameron Area, Block 57, dated July 1, 2000 ("OA"), attached hereto as Exhibit "B", being both the Co-owners' leasehold and the OA interest in the Contract Area, to the best of our information and belief is set out as shown in Exhibit "A" attached hereto, and the Contract Area is hereinafter referred to as the "El Toro Prospect". The division of interest in Exhibit "A" shall control in any conflict between this agreement and Exhibit "A".

The "Working Interest w/ Leverage Percentage" column, as shown under the Division of Interest on said Exhibit "A", sets forth the promoted interest to be borne by Ridgewood and the leveraged interests to be borne by the Co-owners as described in the rights and obligations of Article 3 and Article 4 herein below. It is stipulated by all Parties that the interest of Houston Energy in the El Toro Prospect has been committed to and assumed by the parties, such that Houston Energy will be deemed to participate in the exploration of such prospect through the delivery of its interest in such prospect and in the Contract Area to the Parties for its Working Interest After Leverage Percentage rights and interests but will not participate in, and will not be obligated for, the costs or risk of the well for the El Toro Prospect, until Ridgewood has earned an interest in the Contract Area pursuant to this PA and the Working Interest After Leverage Percentages apply. In the event this PA terminates without an earning, or Ridgewood does not earn and this PA expires, the Co owners' interests in the Contract Area will revert to the OA working interests shown on Exhibit "A".

The "Working Interest After Leverage Percentage" column, shown under the Division of Interest on said Exhibit "A", sets forth the interest of the Parties in the well and the Contract Area, once and if Ridgewood has earned an interest in the Contract Area pursuant to this PA.

Subject to Article 6 herein below, Ridgewood shall be provided access to land records and files at the offices of Pure or Marlin during business hours for its own independent review of the title materials related to the interest of the Co-owners and to any unrestricted geologic and geophysical data for its own independent review and analysis. Ridgewood may withdraw from this PA for material title defects, which cannot be timely cured or which Co-owners decline to cure, at any time prior to Marlin accepting a turnkey bid proposal from Applied Drilling Technology Inc. ("ADTI") for the drilling of the well contemplated hereunder. Any Ridgewood withdrawal shall terminate this Agreement as to and among all Co-owners. Ridgewood shall supply each of the Co-owners a copy, free of cost to the Co-owners, of any Contract Area title analysis conducted by Ridgewood.



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2. INITIAL WELL AND OBJECTIVE. Subject to the other terms hereof, as well as weather delays, delivery of materials (e.g. pipe), rig availability and obtaining all requisite permits, Marlin, as the designated drilling operator, shall use reasonable business-like efforts to commence or cause to be commenced, on or before November 1, 2007, the drilling of the West Cameron Block 57, OCS-G 21534 No. 3 well, hereinafter sometimes referred to as the "Initial Well". Except as otherwise provided herein and after execution of this PA, the Parties hereby obligate themselves to participate in or support, in the case of Houston Energy, the drilling of the Initial Well for the exploration and production of oil and gas according to the terms and conditions of this PA. The Initial Well will be drilled and logged, with due diligence and in accordance with good oilfield practice, as per the final executed and approved Marlin Authority for Expenditure ("AFE") and well plan, as attached hereto as Exhibit "C", within the Contract Area, on West Cameron Block 57 OCS-G 21534. The Initial Well will be drilled and logged at a surface and bottom-hole location 6215' FNL & 2684' FWL at the target location of LA-S NAD27 State Plane Coordinates X=1290829, Y=358059 of West Cameron Area, Block 57, to a depth of 15,500' vertical sub-sea or the base of the stratigraphic equivalent of the CrisR-2 sand formation, where this sand top is expected to occur between -14,600' and -14,900' vertical sub-sea elevation, as seen in the Stone West Cameron Block 45 OCS-299 # 20 By-Pass-l, whichever depth is lesser, hereinafter referred to as the "Objective". Until that time the Initial Well has reached the Objective and all logging, testing and evaluation contemplated in the AFE has been completed and a recommendation has been made by Marlin, Ridgewood does not have the right to propose any operation but will hold a voting rights interest for its Working Interest w/ Leverage Percentage in operations proposed by others. Upon reaching the Objective and when all logging, testing and evaluation contemplated in the AFE has been completed and a recommendation has been made by Marlin, any recommendation or proposals by the Parties will be subject to all appropriate terms and conditions of the OA regarding subsequent operations, priority of operations, voting rights and penalties. After earning Ridgewood will become a rights holder under the OA for its Working Interest After Leverage Percentage, and operations conducted after that earning shall be subject to the OA provisions, including non-consent voting rights and penalty. For any Party, including Ridgewood, electing not to participate in any proposed operation after reaching the Objective and completion of all logging, testing and evaluation, its Working Interest After Leverage Percentage will be subject to the OA penalty for any exploratory well and its working interest, only after satisfaction of the OA's non-consent conditions and penalties, will be that as set out in Exhibit "A" of this PA, Division of Interest, in the column labeled "Working Interest After Leverage Percentage". Unless otherwise agreed by the Parties, each Party electing to participate in the operation after reaching the Objective may, but is not obligated to, elect to participate in any operations and bear that portion of the costs and risks attributable to the interests of the Non-participating Party in the ratio that the Participating Party's interest listed in the column labeled "Working Interest After Leverage Percentage" in Exhibit "A" bears to the total interest of all participating Parties under the same column. Such non-consent operation shall not proceed unless 100% of the costs and risks of that operation are assumed by the participating Parties and any penalty recoupment shall inure only to the participating Parties in proportion to its or their participation. As between the Parties, the Initial Well is proposed as an exploratory well as to financial penalties of the Contract Area during any recoupment period

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     and is to be drilled and logged pursuant to the terms and conditions of the
     AFE and OA. Such limited rights grant is not intended to vest ownership in the Contract Area in Ridgewood until such vesting of ownership to Ridgewood is earned as set out in Article 5 below. Upon earning an interest in the Contract Area pursuant to this PA, Ridgewood agrees to adopt and ratify the OA effective as of the date of earning. The terms and provisions of the OA are incorporated herein as if set forth in full, are not, by that incorporation, intended to create any operating rights area in which Ridgewood owns an interest in the Contract Area and apply, prior to any earning by Ridgewood but, solely to recognize the rights, privileges and protections of Marlin as the drilling operator, and each of the non-operating Co-owners, and for pre-earning notices, content and election periods and access by Ridgewood to the rig floor, but not otherwise.

3. PROSPECT WELL COST SHARING. Marlin has proposed and each of the Co-owners and Ridgewood have approved and agreed to participate for a share of the costs for or support, in the case of Houston Energy, the drilling and logging of the Initial Well in the Contract Area as set forth in the attached Exhibit "C" AFE. By executing this PA and obligating itself to participate in the Initial Well, Ridgewood holds the right to earn 33.4917% of 100% working interest of the Co-owners' interest in the Contract Area, upon meeting the obligations herein and in particular those set forth in
     Article 5 below for the Initial Well or Substitute Well, by paying 50.2375% (its Working Interest w/ Leverage percentage) of the costs, to the extent applicable under this PA, of drilling and logging to the Objective, and/or plugging and abandoning, as a dry hole if applicable, of the Initial Well or Substitute Well, up to seventeen million two hundred thousand dollars ($17,200,000.00) gross of the dry hole costs, without regard to the AFE amount. If the Initial Well's actual costs of drilling and logging to the Objective and/or plugging and abandoning as a dry hole if applicable exceeds the amount of seventeen million two hundred thousand dollars ($17,200,000.00) gross or upon reaching the Objective, whichever occurs first, Ridgewood will thereafter pay and bear 33.4917% (its Working Interest After Leverage Percentage) of the costs and risks of all subsequent operations in such well for further drilling and/or plugging and abandoning operations. Ridgewood will not hold the right to assume sole ownership of the Initial Well or become a sole participating party, until it earns as set out in Article 5. Marlin as drilling operator shall conduct any Ridgewood sole account operations. The Parties agree that should a Substitute Well, as specified in Article 10 below, be approved by the Parties and commenced, Ridgewood's obligation to pay 50.2375% of the AFE costs will cease at the point in time that the actual costs of drilling and logging to the objective and/or plugging and abandoning as a dry hole if applicable incurred in the Initial Well plus the actual costs incurred in the Substitute Well combined equal seventeen million two hundred thousand dollars ($17,200,000.00) gross; provided however, once the aggregate costs of the Initial Well and Substitute Well equal seventeen million two hundred thousand dollars ($17,200,000.00) gross, Ridgewood's share of all subsequent drilling and logging costs will be 33.4917%, subject to further rights, elections and provisions of this PA or the OA, as applicable. Effective upon and after reaching the Objective, but not before, the right to non-consent further or subsequent drilling or logging operations provided by the overexpenditure provision of the OA shall apply to subsequent operations. Prior to reaching the Objective, the Parties remain

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     bound to the obligations of the PA, subject to the other terms of Article
     2. It is the intention of the Parties, subject to this Article 3 and
     Article 4 below, that the 1.5:1 promote borne by Ridgewood in favor of the Co-owners under the PA for the costs and risk of drilling and logging operations conducted under the PA shall end upon the earlier of earning, as detailed in Article 5 below, or the aggregate expenditure of seventeen million two hundred thousand dollars ($17,200,000.00).

4. ADDITIONAL PROMOTE. The Parties further agree that, unless Ridgewood conducts sole account operations in the Initial Well under its Article 3 right then otherwise, if the Initial Well or Substitute Well is completed for production as a successful well, that Ridgewood agrees to pay an additional promote by paying 50.2375% (its Working Interest w/ Leverage Percentage) of the costs, to the extent applicable under this PA, of completion, tie-back, flow-back and hook-up, up to ten million four hundred thousand dollars ($10,400,000.00) gross costs of the completion, tie-back, flow-back and hook-up costs. If the completion, tie-back, flow-back and hook-up actual cost exceeds the amount of ten million four hundred thousand dollars ($10,400,000.00) gross, Ridgewood will thereafter pay and bear 33.4917% (its Working Interest After Leverage Percentage) of the costs and risks of all subsequent operations in such well over such completion, tie-back, flow-back and hook-up costs for further operations.

5. EARNING, ASSIGNMENT, TIMING & INTEREST TRANSFERRED. Ridgewood shall earn, Pure shall prepare and the Co-owners shall timely deliver, a mutually acceptable Assignment of Operating Rights ("Assignment") in the form attached hereto as Exhibit "F" in the Contract Area to Ridgewood, if and only if:

     a) the Initial Well or Substitute Well is drilled and logged to the Objective as described in Article 2 above, or
     b) if the Initial Well, or its Substitute Well, either fails to reach the Objective, or reaches the Objective, but the Parties have expended at least seventeen million two hundred thousand dollars ($17,200,000.00), whether such well is completed or not, then Ridgewood will be entitled to an Assignment of the Co-owners' operating rights for its Working Interest After Leverage Percentage, as set forth on Exhibit "A" as provided for herein, and
     c)   Ridgewood complies with all of the terms of this PA.

     Within thirty (30) days of satisfying a) and c) or b) and c) of the above referenced events, the Co-owners will assign, without warranty of title, express or implied and effective as of the date of its earning, to Ridgewood 33.4917% of 8/8ths gross and 26.1235% of 8/8ths net of the Co-owners' operating rights within the Contract Area, from the surface of the earth to the sub sea true vertical depth of 15,500' or to the stratigraphic equivalent of the base of the CrisR-2 sand as seen in the Stone West Cameron Block 45 OCS-299 # 20 By-Pass-l, whichever is the lesser depth. Such interest is further subject to and burdened by all of the contracts, agreements and dedications recited herein or of public record and lessor's royalty and the overriding royalty interests as set out on Exhibit "A" or in this PA.

     Notwithstanding a) and b) above but if the Initial Well or Substitute Well fails to reach the Objective, but encounters, as mutually agreed by all Parties, a zone(s) or formation(s) capable of producing in paying

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     quantities, above the Objective, that is within the Contract Area, and is completed for production under the PA where Ridgewood participates, and the Co-owners mutually agree to cease further drilling operations prior to reaching the Objective, Ridgewood will thereafter be entitled to an Assignment of operating rights within the Contract Area for its Working Interest After Leverage Percentage but limited to the total depth drilled and logged plus 100 feet. Rights under the OA in the event of an election, by any of the Co-owners, to non-consent to operations above Objective, where the Initial Well has not reached Objective or the Parties have not expended at least seventeen million two hundred thousand dollars ($17,200,000.00), are reserved solely to and among the Co-owners. That is, Ridgewood shall not hold any right to penalty recoupment.

6. WARRANTY. The transfer of any interest in the Contract Area pursuant to this PA to Ridgewood shall be made by the Co-owners without express or implied warranty of any kind. The Co-owners shall grant and convey to Ridgewood full subrogation and substitution to all the Co-owners' rights in warranty against the predecessors in interest of the Co-owners and its affiliates or merged entities. The Co-owners shall, subject to Article 1, provide Ridgewood full access to the Co-owners' files and records related to the Contract Area for independent review and analysis by Ridgewood. Such files and records are not warranted as complete or accurate but were maintained as business records upon which the Co-owners relied. Any reliance by Ridgewood is at its own risk.

7. NO NEW LEASE BURDENS. Until Ridgewood earns an interest under this PA, or until the right to earn a portion of the Co-owners' interest in the Contract Area pursuant to this PA terminates, Ridgewood and the Co-owners (except as specified in Article 15) agree that they have not and will not create any additional lease burdens or dedications on the Contract Area. No mortgage or pledge or financing arrangement by Ridgewood of this PA or any interest earned, whether before or after any such interest is earned or assigned, is ever permitted without the prior written consent of each of the Co-owners, which consent shall not be unreasonably withheld. Such condition shall be made express in any Assignment of earned area made to Ridgewood.

8. TRANSFER SUBJECT TO APPLICABLE APPROVALS. In the event that the transfer of any interest in and to the Contract Area requires approval of the lessor or of any federal agency having jurisdiction, the obligation to obtain such pertinent approval shall be Ridgewood's, at its cost and risk. The Co-owners agree to assist Ridgewood as necessary to help Ridgewood secure such approvals, including but not limited to the preparation of mutually agreeable assignments or conveyance instruments appropriate for filing and recordation purposes with the MMS and/or applicable parish records.

     Notwithstanding anything to the contrary, but excluding any lessor consent or approval, the Co-owners represent to Ridgewood that any consent to assign requirements that may effect a transfer of interest into Ridgewood upon its earning will be the responsibility of the Co-owners to effectuate on behalf of Ridgewood.

9. ACCOUNTING MATTERS. As to the Contract Area, all costs and expenses, which are accrued or incurred pursuant to this PA and under any transfer of interest in the Contract Area executed pursuant hereto, if any, shall be determined and accounted for in accordance with the Accounting Procedure, which is in Exhibit "C" of the OA, attached hereto as Exhibit "B".

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10. SUBSTITUTE WELL. If the Initial Well is drilled and prior to reaching the
     Objective, Marlin encounters mechanical difficulties, gulf coast conditions or other conditions which render further drilling impractical, or if the Parties agree, per Article 5 above, to complete the Initial Well above, but without reaching the Objective, then without limiting the Parties' rights pursuant to Article 5, then any of the Parties shall have the right to propose the drilling of another well to the Objective, hereinafter referred to as a "Substitute Well", at and to any legal location in the Contract Area, but such operations must commence within 180 days after the date the rig was released from the last operation on the Initial Well. If such well is proposed and Ridgewood participates and the Substitute Well is timely and properly commenced and drilled in compliance with all terms and conditions provided herein for the Initial Well, then such Substitute Well shall, in all respects (but, in any event, shall be subject to the Article 3 and Article 4 cumulative cost sharing limitation for the Initial Well and Substitute Well) be considered as if it was the Initial Well and any references in this PA to the Initial Well shall also include any Substitute Well.

11. SUBSEQUENT OPERATIONS. Should Ridgewood earn hereunder as provided above and the Parties mutually agree to complete the Initial Well in the Objective, or should the Parties mutually agree, per Article 5 above, to complete the Initial Well above but without reaching the Objective, any such permitted wells and operations shall be conducted in accordance with the OA. Should Ridgewood earn hereunder and the Initial Well be deemed a dry hole, a subsequent well may be proposed by any of the Parties at any time as a Substitute Well, in accordance with the provisions of the OA but also subject to the other provisions of this PA bearing upon a Substitute Well.

12. DESIGNATIONS. The Parties agree to execute the necessary designation of operator forms and any other forms required by the MMS or other regulatory authorities to carry out their operations and to make Marlin, the drilling operator under the PA, if required, and Pure the Operator under the OA, with any earning by Ridgewood.

13. OPERATING AGREEMENT. Before any earning by Ridgewood under this PA and any ratification or execution of the Exhibit "B" OA after earning under the PA, Ridgewood acknowledges the Co-owners' interest available to Ridgewood hereunder remains bound under this PA and the OA. Should Ridgewood earn hereunder, Ridgewood shall formally ratify the OA, attached hereto as Exhibit "B", only as it pertains to the Contract Area and earned rights. Notwithstanding any other provision of this PA that might indicate to the contrary, if there is any conflict between any other provision of this PA and a provision of the OA, the other provisions of this PA shall prevail, as between the Parties, prior to any earning.

14. TERM. This PA shall automatically terminate, without liability or obligation, in the event the Initial Well is not commenced on or before November 1, 2007, subject only to weather delays, delivery of materials (e.g. pipe), rig availability and obtaining all requisite permits.

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     Once and if a well has been drilled and logged in which Ridgewood participates and earns and which participation entitles Ridgewood to an Assignment as provided above in Article 5, those PA rights and obligations surviving the earning and the OA shall remain in effect as to such Contract Area, so long as any obligations between the Parties remain unsatisfied. Unless otherwise provided, the PA shall terminate with an earning by Ridgewood as a dry hole and the end of the right to propose a Substitute Well or with the completion, tie-back, and flow-back and hook-up for a successful completion. Matters arising after either such event shall be governed by the OA, with the exception, that the Tax Partnership and all obligations not satisfied under the PA, the Dispute Resolution as set out in Article 27 and Confidentiality Agreement and AMI as set out in Article 15.C 3, shall survive any such termination of this PA.

15. REPRESENTATIONS. The business records of the Co-owners reflect with respect to the Contract Area and El Toro Prospect that:
          A. The Contract Area is dedicated and committed to the following Contracts and Agreements;
            1) Natural Gas Processing Agreement-Gulf of Mexico, between Chevron
               U.S.A. Inc., Texaco Exploration and Production Inc. (predecessor in interest to Chevron U.S.A. Inc.) and Dynegy Midstream Services Limited Partnership (now called "TARGA Midstream Services, Limited Partnership"), as amended, effective March 1, 2002.
            2) Reserve Dedication and Discount Commodity Rate Agreement, between
               Stingray Pipeline Company, L.L.C. and Pure Resources, L.P., effective June 15, 2003.
            3) Amendment to Reserve Dedication and Discount Commodity Rate
               Agreement June 15, 2003, between Pure Resources, L.P. and Stingray Pipeline Company, L.L.C., effective April 29, 2005.
            4) Reserve Dedication Agreement, between Stingray Pipeline Company,
               L.L.C. and Marlin Coastal LLC, effective April 1, 2006.

          B. All required filings have been made with the applicable regulatory authorities and Co-owners are not aware of any notices, pending or threatened violations of any applicable regulation.

          C.   The Contract Area is subject to the following Contracts and
               Agreements:
            1) Oil and Gas Lease dated July 1, 2000 from the U.S. Department of the Interior, Minerals Management Service, as Lessor, to IP Petroleum Company, Inc., The William G Helis Company, L.L.C. and Houston Energy, Inc., as Lessee, being Serial Number OCS-G 21534, covering All of Block 57, West Cameron Area, OCS Leasing Map, Louisiana Map No. 1, subject to;
                    a. Assignment of Overriding Royalty and Reversionary Interest in Oil and Gas Lease from IP Petroleum Company, Inc., The William G Helis Company, L.L.C. and Houston Energy, Inc. to Louisiana Offshore Ventures II, effective July 1, 2000.
                    b. Assignment of Record Title from IP Petroleum Company, Inc. to Duke Energy Hydrocarbons, LLC, effective July 1, 2000.



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                    c.   Assignment of Record Title from IP Petroleum Company,
                         Inc. to Pure Resources, L.P., effective October 1,
                         2000.
                    d. Assignment of Record Title from The William G Helis Company, L.L.C. to Pure Resources, L.P., effective July 1, 2001.
                    e. Assignment of Record Title from Pure Resources, L.P. to Houston Energy, L.P., effective July 1, 2001.
                    f. Assignment of Record Title from Marlin Energy Offshore, L.L.C. to Marlin Coastal, L.L.C., effective April 1, 2005.
          2) Joint Operating Agreement between IP Petroleum Company, Inc., as Operator, and The William G Helis Company, L.L.C., et al as Non-Operators, covering West Cameron Area Block 57, dated July 1, 2000, as amended May 30, 2001, Memorandum of Joint Operating Agreement to which has been recorded under File Number 267001, Conveyance Book 918, Mortgage Book 254 of the Official Public Records of Real Property of Cameron Parish, Louisiana and under File Number 12-267001 of the UCC records of the State of Louisiana and further amended by Amendment to Joint Operating Agreement Outer Continental Shelf-Gulf of Mexico dated December 17, 2004.
          3) MOPU Lease Agreement dated February 28, 2003 between Union Oil of California and Blake Offshore, L.L.C., as amended and extended.
          4) Confidentiality Agreement and AMI dated July 31, 2007 between Pure Resources, L.P. and Ridgewood Energy Corporation.
          5) Counter Proposal to Ridgewood's Offer to Participate letter dated August 21, 2007, as Parties agreed and accepted on August 21, 2007.

     D. The Co-owners represents, to the best of its knowledge, that with respect to that portion of the Lease the Co-owners are contributing to the Contract Area that:
          1) The Co-owners are in material compliance with the terms and conditions of the Lease.
          2) The Lease is not subject to any royalty, overriding royalty, net profits interest or other similar burden on production, except as referenced above or of public record, and the lessor's royalty.
          3) There are no liens, mortgages, deeds of trust, judgments or other encumbrances of any kind or nature on the Lease or the Co-owners working interest in the Lease.
          4)   There are no pending claims or litigation relative to the Lease.
          5) There are no preferential purchase rights, consents to assign or other restrictions on the Co-owners ability to enter into this Agreement or they are waived by the execution of this PA by each of the Co-owners.
          6) There are no other owners of working interests in the Lease included within the Contract Area, who are not a party to this PA.

16. INTEGRATED AGREEMENT. Except as provided in Article 18 below, this PA and the Exhibits attached hereto comprise the entire agreement between the Parties and supersedes all prior agreements and understandings relating to the subject matter hereof, including the Counter Proposal to Ridgewood's Offer to Participate letter dated August 21, 2007, between the Parties. Further, excepting what is provided in Article 18 below, in the event of any conflicts between the provosions of this PA and any other agreement, including any operating

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     agreement or any agreement referenced herein as an exhibit or to be executed by the Parties hereafter, the provisions of this PA shall control, as between the Parties, prior to any earning by Ridgewood.

17. TAX PARTNERSHIP. The Parties understand and agree that the arrangement and undertakings evidenced by this PA, taken together, result in a partnership for purposes of Federal income taxation and for purposes of certain state income tax laws which incorporate or follow Federal income tax principles as to tax partnerships. Such partnership for tax purposes is hereinafter referred to as the "Tax Partnership". For every other purpose of this PA, however, and notwithstanding any other provision of this PA, express or implied, to the contrary, the Parties understand and agree that their legal relationship to each other under applicable state law with respect to all property subject to this PA is one of tenants in common, or undivided interest owners, or lessee-sublessees, and not one of partnership; that the liabilities of the Parties shall be several and not joint or collective; and that each Party shall be solely responsible for its own obligations. The Tax Partnership shall be governed by Exhibit "D" as attached to this PA. Except as provided in such Exhibit "D", the Parties agree not to elect to have the Tax Partnership excluded from the application of all or any part of Subchapter K of Chapter One of Subtitle A of the Internal
     Revenue Code of 1986, as amended (the "Code"), from any successor provisions thereto under the Code, or from any provisions of state income tax laws of substantially the same effect.

     The Parties agree that the election to be excluded from the application of Subchapter K of Chapter One of Subtitle A of the Code made in Article 20.1 of the OA is no longer operative for the El Toro Prospect Contract Area and that the provisions of Exhibit "D" will survive the termination of this PA.

18. AREA OF MUTUAL INTEREST. Notwithstanding any other agreement to the contrary, and both prior to and after any Ridgewood earning of any interest in the Contract Area described herein in Article 1, the Confidentiality Agreement and AMI dated July 31, 2007 between Pure Resources, L.P. and Ridgewood Energy Corporation as referenced above in Article 15.C.3 shall survive and will control any AMI obligations between the Parties and the Parties further agree that the provisions of the referenced Confidentiality Agreement and AMI shall take precedence over the PA.

19. PRODUCTION HANDLING AGREEMENT. Whereas the Co-owners may continue to utilize the MOPU under terms of agreement referenced above or install a permanent production facility to handle earned area production and others, the Parties agree to handle and process Ridgewood production as set forth below.
     a) It is recognized that the MOPU Lease requires at least 90 days notice of termination prior to March 3, 2008. Pure, for the Co-owners, will continue to utilize the MOPU to handle earned area production, if any, up until that time. Should it be deemed economic by the Co-owners, the Co-owners may propose a permanent facility, at the cost and risk of the Co-owners solely, and not Ridgewood, or terminate the MOPU Lease as of March 3, 2008, at the sole election of Pure with the consent of the Co-owners. If warranted by the facts as of November 26, 2007 and in the good faith opinion of Pure, Pure, for the Parties, agrees to seek

                                  Page 10 of 16
                              Ridgewood El Toro PA
                                September 5, 2007
          to negotiate a month-to-month MOPU Lease extension or exercise its right to extend the MOPU Lease under its terms for an additional year. In the event of a dry hole under this PA, the Co-owners are freed from any obligations to Ridgewood for, and Ridgewood releases any right to, the MOPU Lease and its utilization. Pure and the Co-owners make no representation and disclaim that any extension of the MOPU Lease beyond March 3, 2008 is assured; and,

     b) In the event Ridgewood participates in a completion for production under this PA and during any period Ridgewood production is handled by and at the MOPU, Ridgewood's charges and expenses for the receipt, handling and re-delivery into a departing transportation pipeline at the MOPU host facility of its share of production will be calculated, invoiced and paid on a through-put basis on its share of the allocated production from the West Cameron Block 57 OCS-G 21534 No. 3 El Toro prospect well, being the Initial Well or a Substitute Well, at the Ridgewood after earning interest of 33.4917% in the production from and for such well as to all production handled at the MOPU under the Accounting Procedure attached to the Operating Agreement as and for facilities supplied by the operator. If Ridgewood's share of Contract Area production is handled by and at any permanent facility set by, and the cost, risk and expense of, the Co-owners, Ridgewood will not be required to contribute capex towards such facility, however, Ridgewood shall enter into a mutually acceptable production handling agreement with the Co-owners, prior to first production handling into an permanent facility, in which the following handling terms and fees shall be incorporated into the production handling agreement; 1) $0.15 /MCF gas, 2) $1.00/bbl oil, 3) $1.00/bbl water, 4) $0.05 per stage of compression, 5) annual escalation of such production handling fees and any monthly minimum fee to adjust for inflation based on the Annual Wage Index Percentage Adjustment recommended each year by the Council of Petroleum Accountants Society ("COPAS"), 6) a monthly minimum fee of $5000.00 for any month the cumulative production handling fees are less than that dollar amount, 7) an allocation of natural gas for fuel, vent, flare and loss, borne in kind or, alternatively, at the cost of replacement, if Ridgewood volumes are insufficient, 8) a reservation by the Co-Owners, as owners of such permanent facility, for re-negotiation of the production handling fees for any unusual market condition materially increasing the costs bearing upon the materials or services provided under the PHA and 9) a unilateral indemnity and insurance obligation in favor of Co-owners, as processor, for losses and claims arising from the receipt, handling and re-delivery of the production. Other generally accepted PHA terms shall be incorporated but as to financial matters, Co-owners shall be limited to the terms and fees above.

20. REASSIGNMENT. Ridgewood agrees to reassign the interest assigned as per
     Article 5 above, in the event that 1) Ridgewood has earned by reaching Objective or expenditure of obligated funds but where no well drilled hereunder is mutually deemed as capable of producing in paying quantities from any portion of the Contract Area within 180 days from the lapse of the right to propose a Substitute Well under the PA or 2) at any time after production in paying quantities is established on, and Ridgewood has earned in, the Contract Area, should there be a cessation of all production in paying quantities from the Contract Area, Ridgewood will have one hundred eighty (180) days after cessation of production in which to commence additional

                                  Page 11 of 16
                              Ridgewood El Toro PA
                                September 5, 2007
     drilling, completion or reworking operations, and should operations fail to result in production in paying quantities attributable to any of the Contract Area, the Co-owners shall hold the right to elect that Ridgewood reassign to the Co-owners holding an interest in the Lease and in proportion to that Lease ownership all of the Ridgewood interest in the Contract Area, where Ridgewood retains all prior obligations until satisfied. This reassignment obligation due to cessation of operations or production, as described above, shall apply for so long as the Co-owners, their successors or assigns, an interest in the Contract Area. In the event of any reassignment to the Co-owners, their successors or assigns, the Contract Area or portion thereof shall be reassigned free from any overriding royalty, lien, encumbrance, dedications or other burden placed thereon by Ridgewood. In addition, reassignment shall not relieve Ridgewood of liability for obligations assumed, which accrued prior to said reassignment, including, without limitation, the obligation to plug and abandon any well in which Ridgewood participated in or on the Contract Area.

21. GOVERNING LAW. This PA shall be governed by and in accordance with the laws of the State of Louisiana, without regard to any choice of law or rule thereof that would direct the application of the laws of any other jurisdiction.

22. INDIVIDUAL LIABILITY. The rights, duties, elections, obligations, and liabilities of the Parties shall be several and not joint or collective, and nothing contained herein is intended to create, nor shall it be construed as creating, a partnership of any kind (except the tax partnership specified in Article 17 above), joint venture, association, or other business entity recognizable by law for any purpose. The Parties shall be individually responsible only for their own obligations, except as herein described.

23. NOTICES. All notices required hereunder shall be in writing sent by certified mail or overnight mail delivery, or by facsimile telecommunications to the addresses set forth below, and shall be deemed effective when actually received by the addressee, as follows:

--------------------------------------------------------------------------------
      Ridgewood Energy Corporation                      Chevron U.S.A. Inc.
      11700 Old Katy Road, Suite 280                    935 Gravier Street
            Houston TX 77079                          New Orleans, LA 70112
            Tel: (281) 293-8449                         Tel:  (504) 592-6356
           Fax: (281) 293-7705                          Fax:  (504) 592-7110
           Attn: W. Greg Tabor                         Attn: Gordon R. Cain
         Executive Vice President                          Land Manager


          Houston Energy, L.P.                         Marlin Coastal, L.L.C.
           1415 Louisiana Street                3861 Ambassador Caffery Parkway
                Suite 2400                                   Suite 600
           Houston, TX 77002                           Lafayette, LA 70503
           Tel: (713) 650-8008                         Tel:  (337) 769-4339
           Fax: (713) 650-8305                         Fax:  (337) 769-4342
        Attention: Allen Wihite                       Attention: Mike Lipari
--------------------------------------------------------------------------------


                                  Page 12 of 16
                              Ridgewood El Toro PA
                               September 5, 2007

--------------------------------------------------------------------------------
        Helis Oil and Gas Company, LLC
             228 St. Charles Ave.
                  Suite 912
           New Orleans, LA 70130
             Tel: (504) 681-3321
            Fax:  (504) 522-6486
          Attention: Doug St. Clair
--------------------------------------------------------------------------------


24. COUNTERPART EXECUTION. This PA may be executed by signing the original or a counterpart thereof with the same force and legal effect as if all executions were on one single instrument.

25. SUCCESSORS AND ASSIGNS. This PA shall be binding upon and inure to the benefit of the Parties and their respective heirs, representatives, successors and assigns. Ridgewood shall not assign, mortgage, pledge, transfer or exchange their rights or interests in this PA or any rights earned hereunder without the prior written consent of each of the Co-owners, which consent shall not be unreasonably withheld.

26. INSURANCE. Ridgewood shall, to the extent of its before earning interest, independently acquire the coverage and amounts as shown on Exhibit "B" OA and provide evidence of such coverage to Pure prior to commencement of operations hereunder. Such coverage and limits shall not in any way limit any Ridgewood indemnity due the Co-owners.

27. DISPUTE RESOLUTION. Notwithstanding anything contained heretofore in this PA to the contrary, the Parties specifically acknowledge and agree that any claim, controversy or dispute arising out of, relating to, or in connection with this PA, including the interpretation, validity, termination or breach thereof, shall be resolved solely in accordance with the Dispute Resolution Procedure set forth in Exhibit "E" attached hereto and made a part hereof.

28. INDEMNITY.

     A. Ridgewood, to the full extent of its rights and interests hereunder, agrees to protect, indemnify, and save the Co-owners, its parents, subsidiaries, affiliates, and/or successors and the directors, officers, employees or agents of each ("Co-owners Company Group") free and harmless from all obligations, business dealings, liabilities, debts, charges, claims, damages, demands, costs (including attorneys' fees and court costs), penalties and causes of action arising directly or indirectly out of any dealing with third parties Ridgewood has with regard to financing or the assignment of, in whole or in part, any rights under this PA and to relieve the Co-owners Company Group from any and all liability (exclusive of business debts and charges) incurred as a result of such actions. The indemnities and covenants of this Article 28 shall be effective whether or not such obligations,

                                  Page 13 of 16
                              Ridgewood El Toro PA
                                September 5, 2007
     business dealings, liabilities, debts, charges, claims, damages, demands, costs (including attorneys' fees and court costs), penalties and causes of action aforesaid are caused wholly or partly by negligence attributed to the Co-owners Company Group, or by any other means, excepting those occurrences involving the gross negligence or willful misconduct of the Co-owners Company Group.

     B. The Co-owners, to the full extent of their rights and interests hereunder, agree to protect, indemnify, and save Ridgewood, its parent, subsidiaries, affiliates, and/or successors and the directors, officers, employees or agents of each ("Ridgewood Company Group") free and harmless from all obligations, business dealings, liabilities, debts, charges, claims, damages, demands, costs (including attorneys' fees and court costs), penalties and causes of action arising directly or indirectly out of any dealings with third parties the Co-owners has with regard to financing or the assignment of, in whole or in part, any rights under this PA and to relieve the Ridgewood Company Group from any and all liability (exclusive of business debts and charges) incurred as a result of such actions. The indemnities and covenants of this Article 28 shall be effective whether or not such obligations, business dealings, liabilities, debts, charges, claims, damages, demands, costs (including attorneys' fees and court costs), penalties and causes of action aforesaid are caused wholly or partly by negligence attributed to the Ridgewood Company Group, or by any other means excepting those occurrences involving the gross negligence or willful misconduct of the Ridgewood Company Group.

     C. The Co-owners shall, as between the Co-owners, remain solely liable for all liabilities, costs and risks of any kind or nature arising out of its operations relating to the OA that are not related to this PA and in which Ridgewood does not participate, including, but not limited to the plugging and abandonment and remediation of all existing wells, platforms and other facilities on the Contract Area, if any.

29. DISCLAIMER OF WARRANTY.

     THIS PA IS MADE WITHOUT ANY WARRANTY OF TITLE. THE CO-OWNERS FURTHER DO NOT WARRANT EITHER EXPRESS, STATUTORY OR IMPLIED, AS TO TITLE, MERCHANTABILITY, CONDITION, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE LEASE IN THE CONTRACT AREA, AND ALL OTHER PROPERTY COVERED BY THIS PA, INCLUDING, BUT NOT LIMITED TO THE WELL BORES, EQUIPMENT AND FACILITIES UTILIZED BY THE PARTIES HEREUNDER, OR ANY OTHER SORT OF WARRANTY AND IS WITHOUT RECOURSE AGAINST THE CO-OWNERS WHATSOEVER, EVEN AS TO THE RETURN OF CONSIDERATION. THE CO-OWNERS MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING RIDGEWOOD'S RIGHT OF INGRESS TO AND EGRESS FROM THE CO-OWNERS LEASE ACROSS ADJACENT OR ADJOINING LANDS.

                                  Page 14 of 16
                              Ridgewood El Toro PA
                               September 5, 2007

     THE CO-OWNERS SPECIFICALLY DISCLAIM, AND RIDGEWOOD EXPRESSLY WAIVES ANY IMPLIED WARRANTY OF TITLE WITH RESPECT TO THE LEASE IN THE CONTRACT AREA. RIDGEWOOD ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS PA AND PART OF THE CONSIDERATION GIVEN THEREFOR. RIDGEWOOD FURTHER ACKNOWLEDGES THAT THIS WAIVER HAS BEEN SPECIFICALLY BROUGHT TO RIDGEWOOD'S ATTENTION AND THAT RIDGEWOOD HAVE VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER. THE PARTIES AGREE THAT FOR THE PURPOSES OF THIS WAIVER OF THE IMPLIED WARRANTY OF TITLE, CO-OWNERS SHALL BE CONSIDERED AS A SELLER.

     RIDGEWOOD ACKNOWLEDGES THAT (i) IT IS A SOPHISTICATED INVESTOR NON-OPERATOR IN THE OIL AND GAS BUSINESS; (ii) IT UNDERSTANDS THE RISKS INVOLVED IN OIL AND GAS EXPLORATION AND DEVELOPMENT; AND (iii) IT UNDERSTANDS THAT UNDER ITS PARTICIPATION RIDGEWOOD ASSUMES ALL OF THE RISKS ATTENDANT TO THE EXPLORATION AND PRODUCTION OPERATIONS CONTEMPLATED UNDER THIS PA AND THAT THE RIDGEWOOD INVESTMENT MADE HEREUNDER IN THOSE OPERATIONS CONDUCTED UNDER THIS PA IS FULLY AT RISK.


Please indicate your agreement to the terms and conditions as set forth by executing this PA and the set of four (4) signature pages in the space provided and return to the attention of Ron Munn at the letterhead address on or before October 5, 2007 and Pure will distribute original signature pages to all the parties.




                                  Page 15 of 16
                              Ridgewood El Toro PA
                                September 5, 2007

AGREED TO AND ACCEPTED this 26 day of Sept, 2007.

CHEVRON MIDCONTINENT, L.P.
By Chevron Midcontinent Operations Company, Its General Partner

By:  /s/ Michael C. Smith
     --------------------
         Michael C. Smith

Title: Assistant Secretary



AGREED TO AND ACCEPTED this _____ day of ____________, 2007.

HELIS OIL AND GAS COMPANY, LLC

By:  _________________________

Title:________________________


AGREED TO AND ACCEPTED this _____ day of ____________, 2007.

HOUSTON ENERGY, L.P.

By:  _________________________

Title:________________________


AGREED TO AND ACCEPTED this _____ day of ____________, 2007.

MARLIN COASTAL, L.L.C.

By:  _________________________

Title:________________________


AGREED TO AND ACCEPTED this 27th day of September 2007.

RIDGEWOOD ENERGY CORPORATION

By:  /s/ W. A. Tabor
     ---------------
         W. Greg Tabor

Title: Executive Vice President


                                  Page 16 of 16
                              Ridgewood El Toro PA
                                September 5, 2007